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                     August 8, 2022

       Tristan Yopp
       Chief Financial Officer
       Bluescape Opportunities Acquisition Corp.
       200 Crescent Court, 19th Floor
       Dallas, TX 75201

                                                        Re: Bluescape
Opportunities Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 20, 2022
                                                            File No. 001-39666

       Dear Mr. Yopp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Sean Wheeler, Esq.